Exhibit 10.1

 Separation Agreement and Release of Claims

This Separation Agreement and Release of Claims (this “Agreement”) is entered into by and between Daniel Teper (“Employee”) and Immune Pharmaceuticals Inc. (the “Company” or “Immune”), who together are referred to as the “Parties”, as of the 21st. day of April, 2017.

Whereas, Employee’s employment with Immune Pharmaceuticals Inc., and its subsidiaries, affiliates and predecessors (including Immune Pharmaceuticals Ltd.) (hereinafter collectively and individually referred to as "Immune") will be terminated effective as of April 21, 2017 ("Termination Date") pursuant to Employee’s resignation; and

WHEREAS, Employee shall retain his director position on the Board of Directors of Immune Pharmaceuticals Inc. (the “Director Role”), and

WHEREAS, Employee has decided to pursue his interests with respect to an integrated oncology business that has both commercial and pipeline assets; and

WHEREAS, Immune desires to support Employee in his oncology pursuits and assist with the transition; and

WHEREAS, Employee recognizes that, during the course of his employment, he has gained confidential and proprietary information and established relationships that may be of value to Immune; and

WHEREAS, Immune and Employee will work in good faith to resolve any differences as amicably as possible by entering into this Agreement and providing Employee with certain benefits as stated herein.

NOW, THEREFORE, and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Agreement:

(a)       In consideration of Immune entering into this Agreement and providing the benefits enumerated herein, Employee, on his own behalf as well as on behalf of his heirs, legal representatives, and assigns, Agreements, acquits, and forever discharges Immune and its affiliates and subsidiaries, and its former and current representatives, employees, officers, directors, predecessors-in-interest, successors, and assigns, jointly and severally, from any and all liabilities, attorneys’ fees, obligations, duties, undertakings, agreements, contracts, compensation, incentive compensation, separation pay, severance, employee benefits, plans, policies, practices, claims, demands, damages, proceedings, actions, and causes of action of every kind, nature, and character, which Employee has had, now has, or may have in the future for events occurring to the date hereof, whether known or unknown, suspected or unsuspected, that are by reason of, or in any manner whatsoever connected with, or growing out of, Employee's employment relationship with Immune or its affiliates or predecessors-in-interest, or the termination of those employment relationships, including, without limitation, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; Americans with Disabilities Act; Employee Retirement Income Security Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act and any applicable, comparable state notice laws, the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; the individual laws and fair employment statutes of the state(s) in which Employee resides and/or works; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law of the state(s) in which Employee resides and/or works, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and/or any alleged violation or breach of any express, implied, or implied-in-law contract, agreement, promise, or duty, violation of public policy, emotional distress, degradation, reputation, humiliation, and any claim for compensatory, liquidated or punitive damages, back pay, front pay or any claim for reinstatement.

(b)       This Agreement does not include, and Employee does not waive, any rights or claims: (i) which may arise after Employee signs this Agreement, including but not limited to, with respect to the Director Role; (ii) which arise under any state’s workers’ compensation laws; (iii) for benefits in which Employee has a vested right under any retirement, deferred savings or pension plan; (iv) with respect to any vested equity awards (in accordance with the applicable Immune equity plans and award agreements); (v) which cannot be released by law; (vi) to enforce the provisions of this Agreement or to challenge the validity of this Agreement; (vii) to seek indemnification as provided to him pursuant to any existing D&O insurance policy or as provided to other directors in roles similar to his Director Role or to seek indemnification from the Company under applicable law or the Company’s By-Laws for any action or inaction on his part as an officer or director of the Company or its subsidiaries prior to the date of this Agreement; or (viii) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission; Employee agrees, however, to waive and release any right to receive any monetary award from any proceedings before an administrative agency responsible for enforcing labor and/or employment laws. The release contained in this Agreement shall not apply to any of the continuing obligations set forth in this Agreement.

(c)       Except as set forth above, this Agreement may be used by Immune as a complete defense to any past, present or future claim or entitlement asserted against Immune based on events that have occurred from the beginning of time to the effective date of this Agreement.

2.	Consideration:

(a)       Pay Continuation: Employee will receive pay continuation which shall be paid to him in equal installments on a bi-weekly basis, subject to withholdings, in accordance with Immune’s normal payroll procedures for a period of three months (“Pay Continuation”). Such Pay Continuation payments shall commence within ten business days after this Agreement becomes effective.

(b)       Health and Welfare Benefits: Employee will be eligible to continue his Immune Medical, Dental and/or Vision Plan participation (if applicable) under the provisions of COBRA. Information about COBRA elections will be provided under separate cover. Should Employee elect COBRA coverage, the Company will pay for an amount equal to the Employer portion of the costs during the Pay Continuation period. Any such COBRA payments shall be subject to withholdings as applicable.

(c)       Apartment Occupancy: Except as expressly provided for in this paragraph, Employee may continue to occupy the apartment leased by Immune in which he currently resides under the same terms and conditions applicable at the time of employment. Employee’s occupancy shall terminate on a date no later than three months after the Termination Date (such date being the “Surrender Date”). Immune may, at its option, and at any time, provide notice to the landlord terminating the lease, provided that such termination shall not become effective prior to the Surrender Date. Alternatively, in the event Immune has not notified landlord of its intent to terminate the lease, Employee may, at his option and at his sole cost and expense, and with the consent of landlord, enter into a new lease for such apartment to commence no later than the Surrender Date. During the period of time in which the Employee continues to reside in the apartment he shall continue to abide by the terms of the lease and on the Surrender Date, the Employee will surrender and vacate the apartment vacant, undamaged and as otherwise required pursuant to the terms of the lease. Any security deposit (the “Security Deposit”) paid by Immune in connection with the execution and delivery of the lease shall remain the property of Immune and shall be returned to Immune. Employee acknowledges and agrees that he will be responsible for the return of the Security Deposit as well as any costs and expenses, including any hold-over rent and other charges levied by the landlord for Employee’s failure to surrender the apartment on the Surrender Date as required by this paragraph, and that Immune may withhold such amounts from the Employee’s Pay Continuation.

(d)       Accrued PTO: Following the Termination Date, Employee will be paid for his accrued but unused vacation days in the amount of 21 days.

(e)       Annual Incentive Compensation: Employee agrees that he is not entitled to any bonus or other incentive compensation payment that has not already been fully paid by the Company.

(f)       Long-Term Incentive Compensation: Employee’s deferred cash and equity awards that are outstanding as of the Termination Date shall be treated in accordance with the provisions of the applicable Immune equity plans and award agreements. For the avoidance of doubt, for purposes of all such awards, the Termination Date shall be the date on which the Employee’s service, engagement or other relationship to the Company and its affiliates shall end, and any relationship between the Company and Employee that arises after the Termination Date pursuant to Section 4 of this Agreement shall not be deemed a continuation of Employee’s service, engagement or other relationship to the Company and its affiliates for purposes of such awards.

3.	No Other Benefits or Rights: Employee hereby acknowledges and agrees that as a terminated employee he is not entitled to any continuing employee benefits except as provided in this Agreement. He further acknowledges and agrees that he shall have no rights to any severance payments or benefits under the any existing employment agreement or amendment to an employment agreement. He understands that Immune may adopt new or modified programs or benefits in the future that, depending on his individual circumstances, may be more or less advantageous than the benefits set forth in this Agreement. He understands that any new or modified benefits will not be available to him.

4.	Oncology Developments: The Parties recognize that Employee has an interest in pursuing opportunities in the field of oncology research and development and commercialization as currently being contemplated or pursued through the Company or its subsidiary, Cytovia, Inc. (“Cytovia”). The Parties anticipate that they will cooperate in good faith to assist Employee in developing Cytovia or a company to be formed by Employee (“NewCo”). The Company agrees that it will, for a period of three months from the Termination Date, use commercially reasonable efforts – consistent with the best interests of the Company and its stockholders and subject to the fiduciary duties of the Company’s board of directors – to develop and begin execution of a plan to establish an independent oncology business, either through Cytovia or NewCo, which may involve the transfer by Immune of some or all of its oncology assets to Cytovia or NewCo, as applicable. Such a transaction would be consummated at a price and on such terms as the Parties may agree. If such a transaction is not consummated within six months of the date of execution of the Agreement, Immune agrees to provide Employee (or his NewCo) a right of first negotiation, for a period of six months, with respect to any sale or license of Immune’s oncology assets at a price reasonably acceptable to Immune. All activities relating to the formation of NewCo (if applicable), the establishment of an independent oncology business as contemplated by this Section 4 (either through Cytovia or NewCo), and the negotiation of a licensing agreement or other transaction with Immune relating thereto shall be undertaken at the sole cost of Employee. Any costs (including, without limitation, legal costs and other out-of-pocket expenses) incurred by Immune in connection with such activities will be assumed or reimbursed by Cytovia or NewCo, as the case may be, upon consummation of the transactions contemplated herein.

5.	Affirmations: Employee acknowledges and affirms that: (1) Employee has carefully read and fully understands all of the provisions of this Agreement; (2) Employee has not relied on any representations of Immune to induce Employee to enter into this Agreement, other than as specifically set forth in this Agreement; (3) Employee is fully competent to enter into this Agreement; (4) Employee has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement; and (5) Employee has voluntarily entered into this Agreement of his own free will.

6.	Confidentiality of Agreement: Employee and the Company agree that, unless compelled to disclose by valid legal process or regulatory requirements, the Parties will keep strictly confidential and will not disclose to any person (except, if applicable, Employee’s spouse, accountant, or attorney or the Company’s Board of Directors, auditors, attorneys and financial advisors) or any entity the terms and circumstances relating to Employee’s separation from Immune and this Agreement other than that Employee is leaving to pursue other interests and Employee is appreciative of the opportunities that were afforded to Employee at Immune or words of similar import.

7.	Non-disparagement: Employee agrees that he will not disparage the Company or any of its subsidiaries, affiliates or predecessors, or any of their respective directors, officers, partners, employees or managers. Likewise, the current officers and directors of the Company will not disparage Employee. This provision shall not be applicable to any information that is disclosed pursuant to legal process or with respect to regulatory compliance.

8.	Confidential, Proprietary and/or Trade Secrets Information:

(a)       Subject to the statement set forth below, Employee agrees that he will not at any time, directly or indirectly, without written authorization from Immune, make use of or disclose to any person or entity any confidential or proprietary information, trade secrets, or other confidential data not in the public domain related to the systems, business, products, services, employees, or practices of Immune (“Confidential Information”) that he has acquired in any capacity during Employee’s employment with Immune. Employee understands that the confidential character and proprietary nature of any of the foregoing Confidential Information does not become any less confidential or proprietary to Immune because he may commit some of the information to memory or because he has maintained some of this information outside of Immune’s offices. Employee will promptly return to Immune all identification cards, access codes, company credit cards, computers, customer and proprietary information on his smart phone, files, disks, work-papers, customer, vendor, and employee records, and any other property belonging to Immune that is in his possession or control as of his Termination Date.

(b)       Employee also hereby acknowledges that Immune has informed him, in accordance with 18 U.S.C. § 1833(b), that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure either (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)       Finally, Employee reaffirms his obligations under that Non-Disclosure and Non-Competition Agreement previously executed with the Company. To the extent that such obligations conflict with those set forth herein, the terms of this Agreement shall govern.

9.	Non-Compete/Non-Solicitation: As a condition of this Agreement, Employee agrees to the following:

(a)        Employee hereby agrees that he shall not, either as an employee, employer, consultant, agent, service provider, principal, partner, stockholder, corporate officer, director, independent contractor, or in any other individual or representative capacity, engage or participate, substantially invest in or become employed by any business or compete in any manner (or assist any other person or entity to compete in any manner), either directly or indirectly (including through remote means such as by telephone, written correspondence, or computerized communication), whether for compensation or otherwise, with Immune, by (i) producing, developing or marketing, or assisting others to produce, develop or market, products, processes and/or services (including, without limitation, technologies, software and source codes) which are competitive with those products, processes or services of Immune, whether existing or those for which Immune has taken substantial steps toward planning for the future, on which Employee has worked, or concerning which Employee has in any manner acquired knowledge of or had access to Confidential Information about during the Employment; (ii) engaging, participating, investing, owning, making or becoming employed (either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, co-venturer or in any other individual or representative capacity) by any business or commercial activity that is or has been a client or enjoyed a contractual relationship with Immune, and/or competes or is reasonably likely to compete in any manner whatsoever with any business that Company conducts, or demonstrably anticipates conducting, at any time during the Employment; or (iii) otherwise engaging in any business activity which directly or indirectly competes with the business operations or activities in which Company has engaged, such restrictions to apply to geographical locations in which Company has engaged or taken substantial steps toward engaging in business during the term of Employee’s employment with Immune, for a period of 12 months following the Termination Date, except upon written consent of an authorized member of Company’s management. The Parties agree that this Section 9(a) shall not apply to Employee’s activities as set forth in Section 4 herein.

(b)        Employee agrees that for a period of 18 months after the Termination Date, Employee shall not, directly or indirectly: (i) influence or attempt to influence customers or suppliers of Immune to divert their business to any competitor of Immune; or (ii) solicit or recruit anyone who is an employee of Immune as of the effective date of this Agreement for the purpose of being employed by him, or any entity with which Employee is affiliated or by a competitor of Company. This provision shall not apply to general public efforts of solicitation of employment, such as job postings to which a covered employee independently responds.

10.	Cooperation: At all times following the Termination Date, Employee hereby agrees that he will, upon the written request of Immune, make himself reasonably available to Immune to respond to questions and issues concerning matters relating, in whole or in part, to his responsibilities and assignments while employed at Immune.

11.	Legal Process and Disclosure: Nothing herein, including the confidentiality and non-disparagement provisions, shall be construed to limit Employee’s right to (1) respond accurately and fully to any question, inquiry or request for information when required by legal process; or (2) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information without notice to Immune. This Agreement does not limit Employee’s right to receive an award for information provided to Government Agencies, but this Paragraph does not otherwise alter the Agreement set forth in Paragraph 1 herein. Employee agrees that he will use his reasonable best efforts, subject to his other business commitments and obligations, to cooperate with Immune and its counsel and to be available to provide such truthful testimony and other information at such times as are reasonably requested of him. The Company will reimburse Employee for the reasonable out-of-pocket cost and expenses that he incurs in connection with any such cooperation.

12.	No Admission of Liability: The Parties’ decision to enter into this Agreement is not an admission of liability on the part of either Party, and this Agreement may not be used as evidence in any proceeding other than one to enforce the provisions of this Agreement.

13.	Director and Officer’s Indemnification: In accordance with New York law and the Company’s Director and Officer’s policy, the Company will provide Employee with defense and indemnification with regard to the services and the duties that he performed for the Company as an officer and director so long as he worked within the scope of his employment and he operated in good faith during his employment. . In addition, this Agreement does not alter the terms of the Company’s Directors & Officers’ insurance policies.

14.	Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In that regard, (a) each installment in any series of installment payments pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A; (b) the parties will take all steps necessary to ensure Employee’s termination of employment constitutes a “separation from service” within the meaning of Section 409A; (c) if Employee is a "specified employee," as determined by the Company in accordance with Section 409A, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a "deferral of compensation" within the meaning of Section 409A, that are provided as a result of Employee’s separation from service and that would otherwise be paid or provided during the first six months following Employee’s separation from service shall be accumulated through and paid or provided within 30 days after the first business day following the six month anniversary of Employee’s separation from service (or, if Employee should die during such six-month period, within 30 days after Employee’s death); (d) the amount of any expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, during any other calendar year; (e) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit; and (f) if the period from Employee’s Termination Date to the date that Pay Continuation payments may commence begins in one calendar year and ends in a second calendar year, then to the extent necessary to comply with Section 409A, any Pay Continuation payable under this Agreement will commence in the second calendar year.

15.	Miscellaneous Provisions: This Agreement represents the complete agreement between the parties hereto and supersedes all prior or contemporaneous oral or written understandings on the subjects contained herein. No Party has relied on any representations, oral or written, concerning the effect, enforceability, or meaning of this Agreement, except as is specifically set forth in this Agreement. This Agreement can only be modified or waived, in whole or in part, by a writing signed by all of the parties hereto. A facsimile of this Agreement and a facsimile signature of a party shall be treated in all respects as an original document and counterparts of this Agreement may be executed separately and taken together will be treated as one complete original document. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles which could result in application of laws in other jurisdictions.. If any term, condition, clause or provision of this Agreement shall be determined by a court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision that is determined to be void or invalid shall be stricken from the Agreement and the remainder of the Agreement shall remain in full force and effect. Each of the Company and Employee understands and agrees that any rule of law or decision that would require interpretation of any claimed ambiguity in this Agreement against the party that drafted the applicable provision has no application to this Agreement and is expressly waived. Any complaint or litigation filed that relates to or arises from this Agreement shall be filed in a state or federal court in New York.

16.	Warranty of Authority. The persons executing and delivering this Agreement on behalf of the Parties represent and warrant that each of them is duly authorized to do so and that the execution of this Agreement is the lawful and voluntary act of the Parties.

17.	Counterparts: A facsimile of this Agreement and a facsimile signature of a party shall be treated in all respects as an original document and counterparts of this Agreement may be executed separately and taken together will be treated as one complete original document. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns.

AGREED TO this 21st day of April, 2017

/s/ Daniel Teper	Date: April 21, 2017
Daniel Teper

Immune Pharmaceuticals Inc.
/s/ Cameron Durrant
Date: April 21, 2017
By: Cameron Durrant

Title: Lead Director and Chair, Compensation Committee